Exhibit 99

CONTACT: Robert F. Mangano President & Chief Executive Officer (609) 655-4500	Joseph M. Reardon Sr. Vice President & Treasurer (609) 655-4500

PRESS RELEASE – FOR IMMEDIATE RELEASE……

1ST CONSTITUTION BANCORP REPORTS RECORD INCOME UP 20.1 PERCENT
FOR THE YEAR ENDED DECEMBER 31, 2003

Cranbury NJ – January 20, 2004……1st Constitution Bancorp (NASDAQ: FCCY) reported record net income for the year ended December 31, 2003. For the year ended December 31, 2003, net income reached $3,228,500, or $1.97 cents per diluted share. These results represent a 20.1 percent increase in earnings and a 19.4 percent increase in diluted earnings per share compared to net income of $2,687,322, or $1.65 cents per diluted share reported last year.

For the quarter ending December 31, 2003, net income increased to $872,783, or $0.53 cents per diluted share, up 12.5 percent compared to net income of $775,216, or $0.48 cents per diluted share reported in the fourth quarter of last year. All per share amounts have been adjusted to give effect to a five percent stock dividend to stockholders declared December 18, 2003 and payable on January 31, 2004 to stockholders of record as of January 15, 2004.

For the year ended December 31, 2003, returns on average equity and average assets were 14.85 percent and 1.18 percent respectively, compared with 14.09 percent and 1.06 percent achieved in 2002.

During 2003, the Company provided $240,000 to the allowance for loan and lease losses which equaled the 2002 provision. For the fourth quarters of 2003 and 2002, the provisions were $60,000 for each respective period.

Net interest income increased by $803,736, or 8.7 percent for the year 2003 when compared to last year’s results. Also bolstering earnings for 2003 was a 57.4 percent increase in non-interest income which totaled $2,401,349 for the year, compared to $1,525,526 earned in 2002.

At December 31, 2003, total assets reached $293.4 million, an increase of $19.6 million from total assets at December 31, 2002. Deposits at December 31, 2003 grew to $245.3 million, up from $224.1 million at December 31, 2002.

Robert F. Mangano, President and Chief Executive Officer, attributes higher earnings primarily to management’s ability to broaden its core deposit base, growth in 1st Constitution Bank’s loan portfolio along all product lines, and continued generation of fee income primarily associated with the company’s residential mortgage origination business.

1st Constitution Bancorp, through its primary subsidiary, 1st Constitution Bank, has total assets of $293.4 million and operates seven branch banking offices in Cranbury (2), Hamilton, Montgomery, Perth Amboy, Plainsboro and Princeton.

1st Constitution Bancorp is traded on the Nasdaq National Market under the trading symbol “FCCY”, and can be accessed through the Internet at www.1STCONSTITUTION.com

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1st Constitution assumes no obligation for updating any such forward-looking statements at any time.

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1st Constitution Bancorp Selected Consolidated Financial Data

($ in thousands except per share amounts)	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

Income Statement Data:
Interest income	$3,720	$3,715	$14,387	$14,308
Interest expense	1,036	1,249	4,374	5,099

Net interest income	2,684	2,466	10,013	9,209
Provision for loan losses	60	60	240	240

Net interest income after prov.for loan losses	2,624	2,406	9,773	8,969
Non-interest income	526	516	2,401	1,526
Non-interest expense	1,790	1,746	7,169	6,288

Income before income taxes	1,360	1,176	5,005	4,207
Income tax expense	488	401	1,777	1,520

Net income	$872	$775	$3,228	$2,687

Balance Sheet Data:
Total Assets			$293,483	$273,862
Loans			163,950	151,050
Allowance for possible loan losses			(1,787)	(1,670)
Securities available for sale			85,000	82,029
Securities held to maturity			6,191	7,172
Deposits			245,354	224,149
Shareholders’ Equity			23,585	20,995

Performance Ratios:
Return on average assets	1.19%	1.14%	1.18%	1.06%
Return on average equity	15.38%	14.50%	14.85%	14.09%
Efficiency ratio	55.8%	58.5%	57.8%	59.7%
Net interest margin	3.93%	4.00%	3.94%	3.87%

Asset Quality:
Loans past due over 90 days and still accruing			$0	$2
Nonaccrual loans			331	156
OREO property			9	9
Net charge-offs (recoveries)			123	(15)
Allowance for loan losses to total loans			1.09%	1.11%
Nonperforming loans to total loans			0.20%	0.10%

Per Share Data:
Earnings per share (Basic)	$0.56	$0.51	$2.07	$1.74
Earnings per share (Diluted)	$0.53	$0.48	$1.97	$1.65
Book value per share			$15.82	$13.58